EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Edward Nebb
Comm-Counsellors, LLC
203-972-8350
enebb@optonline.net

LAZARE KAPLAN INTERNATIONAL INC.
SECOND QUARTER FISCAL 2009 RESULTS

NEW YORK, N.Y. – January 13, 2009 – Lazare Kaplan International Inc. (AMEX: LKI) today announced financial results for the second fiscal quarter of fiscal 2009 ended November 30, 2008.

Net sales for the three and six months ended November 30, 2008 were $41.3 million and $119.6 million, respectively, as compared to $90.5 million and $193.1 million for the prior year periods.

Polished diamond revenue for the three and six months ended November 30, 2008 were $20.2 million and $61.1 million, respectively, as compared to $43.0 million and $76.9 million for the prior year periods.  The current quarter and year to date decrease reflects lower sales of both branded diamonds and fine cut commercial diamonds.  Polished diamond sales have been significantly impacted by the worsening global economic conditions, and the reluctance of customers to purchase inventory in response to liquidity concerns.

Rough diamond sales were $21.1 million and $58.5 million for the three and six months ended November 30, 2008, as compared to $47.5 million and $116.2 million for the comparable prior year periods.  The decrease in rough diamond sales primarily reflects reduced sourcing activities as the Company sought to preserve liquidity and declined to purchase rough diamonds it considered overpriced in light of current market conditions.

“The recent global financial crisis and economic downturn has negatively impacted the sectors of the diamond and jewelry industry in which the Company operates”, said Mr. Leon Tempelsman, President of Lazare Kaplan International Inc.  “Diamond and diamond jewelry purchases are dependant on the availability of consumer discretionary spending.  Uncertainties regarding future economic prospects and a decline in consumer confidence during the current fiscal quarter translated into lower purchases and sales by diamond producers, wholesalers and retailers in virtually all sectors of the diamond and jewelry industry”.

Net income / (loss) for the three and six month periods ended November 30, 2008 was $(3.7) million, or $(0.45) per fully diluted share, and $(2.9) million, or $(0.35) per fully diluted share, compared to $0.3 million, or $0.03 per fully diluted share, and $0.7 million, or $0.09 per fully diluted share, in the respective prior year periods.  Fully diluted earnings per share for the three and six month periods ended November 30, 2008 are based on the weighted average number of shares outstanding of 8,252,679, as compared to 8,337,818 and 8,329,649 in the comparable prior year periods.

Lazare Kaplan International Inc. sells its diamonds and jewelry products through a worldwide distribution network.  The Company is noted for its ideal cut diamonds, which it markets internationally under the brand name, Lazare Diamonds®.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results.  Those risks include a softening of retailer or consumer acceptance of, or demand for, the Company's products, pricing pressures, adequate supply of rough diamonds, liquidity, and other competitive factors.  These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.  The information contained in this press release is accurate only as of the date issued.  Investors should not assume that the statements made in these documents remain operative at a later time.  Lazare Kaplan International Inc. undertakes no obligation to update any information contained in this news release.

(Financial table to Follow)

Consolidated Statements of Operations

November 30, (unaudited)	Three Months Ended		Six Months Ended
(In thousands, except share and per share data)	2008	2007	2008	2007

Net sales	$41,260	$90,528	$119,561	$193,121
Cost of sales	40,577	84,179	112,433	178,479
	683	6,349	7,128	14,642
Selling, general and administrative expenses	6,597	6,948	13,507	13,235
Interest expense, net of interest income	(856)	(1,501)	(1,335)	(3,004)
Equity in income of joint ventures	893	2,486	3,425	2,561
Income / (loss) before income tax provision
and minority interest	(5,877)	386	(4,289)	964
Income tax provison / (benefit)	(2,131)	95	(1,606)	253
Minority Interest	(3)	-	(198)	-
NET INCOME / (LOSS)	$(3,749)	$291	$(2,881)	$711

EARNINGS / (LOSS) PER SHARE

Basic earnings / (loss) per share	$(0.45)	$0.04	$(0.35)	$0.09
Average number of shares outstanding
during the period	8,252,679	8,257,082	8,252,679	8,258,033

Diluted earnings / (loss) per share	$(0.45)	$0.03	$(0.35)	$0.09
Average number of shares outstanding during
the period, assuming dilution	8,252,679	8,337,818	8,252,679	8,329,649